EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to The Dixie Group, Inc. Directors Stock Plan and to the incorporation by reference therein of our report dated February 19, 2004, with respect to the consolidated financial statements and schedule of The Dixie Group, Inc. included in its Annual Report (Form 10-K, as amended by Amendment No.1 thereto on Form 10-K/A) for the year ended December 27, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Chattanooga, Tennessee
August 23, 2004